CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Franklin Mutual Recovery Fund Class A, B, C, and Advisor Class Prospectus and in the introduction and under the caption "Independent Registered Public Accounting Firm" in the Franklin Mutual Recovery Fund Class A, B, C and Advisor Class Statement of Additional Information in the Registration Statement on Form N-2 of Franklin Mutual Recovery Fund and to the incorporation by reference of our report dated May 16, 2007 on Franklin Mutual Recovery Fund included in the Annual Report to Shareholders for the fiscal year ended March 31, 2007.


                                                /s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 27, 2007